Exhibit 21.1

Subsidiaries of Presbia PLC

Presbia Ireland, Limited – Ireland

Presbia USA, Inc. – Delaware (U.S.)

Visitome, Inc. – California (U.S.)

PresbiBio, LLC – California (U.S.)

OPL, LLC – Delaware (U.S.)

PresbiOptical, LLC – Delaware (U.S.)

PIP Holdings C.V. – The Netherlands

Presbia Coöperatief U.A. – The Netherlands

Presbia Investments – Cayman Islands